Exhibit 10.9

PHENIXFIN
LONG TERM CASH INCENTIVE PLAN

Section 1.	PURPOSE.

The purpose of this PhenixFIN Long Term Cash Incentive Plan (the “Plan”) is to provide an incentive for officers and other key employees and prospective officers and key employees of the Company Group to enter into and remain in the service of the Company Group and maximize their performance, by participating in the growth and development of the Company Group.

Section 2.	DEFINITIONS. When used in this Plan, unless the context otherwise requires, the following terms shall have the meanings set forth next to such terms:

A. “Affiliate” shall mean, with respect to the Company, any Person directly or indirectly controlling, controlled by, or under common control, with the Company.

B. “Award” means a long term cash incentive award granted under the Plan.

C. “Award Agreement” shall mean a written agreement entered into between the Company and any Participant in connection with an Award that contains the terms, conditions and restrictions pertaining to the Participant’s Award.

D.   “Board” shall mean the Board of Directors of the Company.

E. “Cause” shall, with respect to a Participant, have the meaning assigned to such term in a Participant’s employment agreement with the Company Group and if the Participant is not party to an employment agreement or the agreement does not define Cause, “Cause” shall mean (i) such Participant’s failure to carry out, or comply with, in any respect any lawful directive of the board of directors of any member of the Company Group or other governing body or the officer to whom such Participant reports; (ii) such Participant’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of adjudicated probation for any felony or crime involving moral turpitude; (iii) such Participant’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company Group or other similar dishonest act or breach of fiduciary duty against the Company Group; (iv) such Participant’s material breach of any agreement with the Company Group (including without limitation, any breach of any restrictive covenants with the Company Group); (v) such Participant’s gross negligence or willful misconduct that has had, or could reasonably be expected to have, an adverse effect on the Company Group or any member or partner of the Company Group; or (vi) a material breach by such Participant of the written policies of the Company Group. A resignation by a Participant at any time after the occurrence of an event which would constitute Cause for termination by the Company Group shall be considered a termination by the Company Group for Cause.

F.   “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

G.   “Company” shall mean PhenixFIN Corporation or its successor.

H.   “Company Group” shall mean the Company and its Subsidiaries. Any reference in this Plan and any Award Agreement to the “Company Group” shall mean and be a reference to all of the entities included in the definition of Company Group on a collective basis and each entity included in the definition of Company Group on an individual basis, unless otherwise specified in the Plan or such Award Agreement or the context otherwise requires.

I.   “Change in Control” shall mean any one of the following events: (i)  any consolidation or merger to which the Company is a party if following such consolidation or merger, shareholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving company, (ii) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company other than to an entity (or entities) of which the Company or the shareholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities, (iii) the acquisition by any Person or by Persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the Company or an employee benefit plan maintained by the Company, in one transaction or a series of related transactions within a 12 month period, of beneficial ownership of the Shares possessing 51% or more of the total voting power of the Shares, or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

J. “Disability” shall mean with respect to a Participant, (i) a permanent and total disability that entitles the Participant to disability income payment under any long-term disability plan or policy provided by the Company Group under which the Participant is covered or (ii) if such Participant is not covered under a long-term disability plan or policy provided by the Company Group then a “permanent and total disability” as determined by the Social Security Administration.

K.   “Participant” shall mean an eligible individual to whom the Committee has granted an Award in accordance with Section 4 hereof.

L. “Performance Cycle” shall mean the specified year or number of years for which the Performance Goals are measured. Unless otherwise determined by the Committee each Performance Cycle shall be for a period of three years commencing on January 1st and ending on December 31st.

M. “Performance Goals” shall mean the criteria and objectives to be met during a Performance Cycle as a condition of the Participant’s receipt of payment with respect to an Award.

N.   “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

O.   “Subsidiary” shall mean any Person which the Company or the Company’s subsidiaries, in either case acting alone or with one or more of the Company’s subsidiaries, owns a majority of the outstanding voting securities.

Section 3.	ADMINISTRATION.

A.   The Plan shall be administered by the Compensation Committee of the Board (the “Committee”).

B. The Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration and operation of the Plan and to carry out its functions as described herein, including, but not limited to (i) determine the Participants and terms and conditions of Awards, including without limitation, the Performance Cycles and Performance Goals applicable to each Participant; (ii) complete authority to interpret and administer the Plan, any Awards granted under the Plan and any Award Agreements evidencing Awards granted under the Plan, (iii) exercise all powers granted to it under the Plan, (iv) construe, interpret and implement the Plan and any Award Agreements, (v) prescribe, amend and rescind rules and regulations relating to the Plan and any Award Agreements, including rules governing its own operations, (vi) make all determinations necessary or advisable in administering the Plan and any Award Agreements, (vii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or in any Award Agreement, (viii) delegate such powers and authority to such Person as it deems appropriate with respect to the Plan and any Award Agreements, and (ix) waive any conditions under any Awards (including any such conditions contained in any Award Agreements).

C. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and other Persons deriving their rights from a Participant. No member of the Committee shall be liable for any action or determination made by the Committee with respect to the Plan, any Award Agreements or any Awards.

D.   The Committee may employ counsel, consultants, accountants, or other Persons at the expense of the Company. The Committee, the Company and the officers and directors of the Company shall be entitled to rely upon the advice or opinions of such Persons.

Section 4.	PARTICIPANTS.

Officers and other key employees and prospective officers and key employees of the Company Group are eligible to be granted Awards under the Plan. The Committee shall determine from the eligible individuals to whom Awards are to be granted under the Plan and the terms and conditions of such Awards (and any Award Agreements), consistent with the terms of the Plan.

Section 5.	AWARD AGREEMENT.

Each grant of an Award under the Plan shall be evidenced by an Award Agreement. The effectiveness of any grant may be conditioned upon the Participant being subject to such terms and conditions as determined by the Committee in its discretion including one or more restrictive covenants. No Person shall have any claim or right to receive a grant of Awards under the Plan. The grant of Awards to a Participant at any time shall neither require the Committee to grant Awards to such Participant or any other Participant or other Person at any time nor preclude the Committee from making subsequent grants of Awards to such Participant or any other Participant or other Person. Each Award Agreement shall specify the Award granted thereunder.

Section 6.	PERFORMANCE GOALS.

A.   Performance Goals may be expressed as one or a combination of (i) net asset value (“NAV”) of the Company; (ii) NAV per share of the Company’s common stock (“Share”); (iii) changes in the market price of Shares ; (iv) individual performance metrics; and/or (v) such other goals or objectives the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

B. Each Performance Goal shall be subject to (i) a threshold level of performance (“Threshold Performance”) at which 50% of an Award may be paid and below which no payment is made pursuant to an Award, (ii) a target level of performance (“Target Performance”) at which 100% of an Award may be paid and (iii) a maximum level of performance (“Maximum Performance”) at which 200% of an Award may be paid, in each case subject to such other terms and conditions of an Award.

C. The achievement of a Performance Goal shall be determined individually for each component Performance Goal. The Committee shall in each Award Agreement provide the percentage of an Award that is to be paid on the achievement of each component Performance Goal.

D.   Unless otherwise set forth in an Award Agreement, if the level of achievement of the component Performance Goal is (i) above Threshold Performance and below Target Performance or (ii) above Target Performance and below Maximum Performance, the portion of the Award attributed to that Performance Goal shall be interpolated in a linear progression between such performance levels.

E. The Performance Goals established by the Committee may be (but need not be) different each Performance Cycle and may be (but need not be) different for each Participant.

F.   Shortly following the end of the Performance Cycle, the Committee shall determine the level of achievement, if any, of the Performance Goals.

Section 7.	TERMINATION OF EMPLOYMENT.

A.  Except as provided below, a Participant must remain continuously employed with the Company Group from the date of grant of an Award through the date of payment of an Award.

B.  Notwithstanding Section 7.A. above, in the event of a Participant’s termination of employment with the Company Group prior to the end of the Performance Cycle on account of the Participant’s death or Disability, the Participant will be entitled to receive payment with respect to an Award based on actual performance through the date of the Participant’s death or Disability, as applicable.

C.  Notwithstanding Section 7.A. above, in the event of a Participant’s termination of employment with the Company Group on or following the end of the Performance Cycle by the Company Group other than for Cause or on account of the Participant’s death or Disability, the Participant shall remain eligible to receive an Award which shall be paid at the same time Awards with respect to such Performance Cycle are paid to active employees of the Company Group.

Section 8.	TIME AND FORM OF PAYMENTS

A.  Unless otherwise determined by the Committee, and except as provided in Section 8.B. below, all payments with respect to an Award shall be made in the year following the year in which the Performance Cycle ends and as soon as administratively practicable following the Committee’s determination of the achievement of the Performance Goals.

B.  In the event of a Participant’s death or Disability prior to the end of a Performance Cycle, a Participant shall be paid an Award in accordance with Section 7.A. which shall be paid no later than the March 15th following the end of the year of the Participant’s death or Disability.

C.  All Awards shall be paid in a cash lump sum, less applicable payroll deductions and withholdings.

Section 9.	CHANGE OF CONTROL

Unless otherwise provided in an Award Agreement or by the Committee, in the event of a Change in Control of the Company where (i) Awards are not assumed by the surviving company on the same terms as in effect immediately prior to the closing of the Change in Control, (ii) the Participant is terminated other than for Cause following the closing of the Change in Control or (iii) the Participant is not offered employment immediately following the Change in Control at no less than the same base salary and incentive opportunity as in effect at the time of the Change in Control, Awards will be paid out on the consummation of such Change in Control (or in the event of subsection (ii), termination of employment, if later) and will be paid as if Target Performance is achieved (regardless of actual performance).

Section 10.	LIMITATION ON AWARDS.

Notwithstanding any other provision of the Plan, in no event shall the aggregate amount of all Awards payable for any Plan Year during which the Company remains a “business development company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) be greater than the maximum percentage of the Company’s “net income after taxes” (within the meaning of Section 57(n)(l)(B) of the 1940 Act or any successor provision thereto) permitted to be paid as profit sharing under the 1940 Act or other applicable law. For these purposes, the Company has interpreted, consistent with industry practice, “net income” to mean the Company’s net investment income plus its net realized gains and “net realized gains” to mean realized gains minus realized losses. In the event that any portion of any Award may not be paid pursuant to the limitation set forth in the preceding sentence (a “1940 Act Prohibited Payment”), each Participant’s Award for such Plan Year shall be reduced by the minimum amount necessary to allow the aggregate Awards for such Plan Year not to constitute a 1940 Act prohibited payment. If such a payment reduction is necessary, all or a portion of the unpaid amount may, in the good faith discretion of the Committee, be paid in any future year where such payment would not constitute a 1940 Act Prohibited Payment.

Section 11.	11. AMENDMENT AND TERMINATION.

The Plan shall be effective as of _______ (the “Effective Date”) and shall continue until the date terminated by the Board. Unless otherwise specified by the Board, any Award granted prior to such termination (and subject to the provisions below) shall extend beyond such termination date and be payable in accordance with the terms and conditions of the applicable Award Agreement and the Plan.

The Committee may amend, suspend or terminate (i) the Plan in whole or in part at any time and for any reason and (ii) any Award and Award Agreement; provided, however, that in no event shall any such action reduce any outstanding Award under the Plan without the consent of the applicable Participant, except to the extent such action is required by, or necessary to comply with, law or to avoid additional taxes, penalties and/or interest under Section 409A of the Code.

Section 12.	MISCELLANEOUS.

A.   Choice of Law. The Plan and any Award Agreement, together with any dispute arising hereunder or thereunder, shall be construed in accordance with and governed for all purposes by the internal substantive laws of the State of Delaware applicable to contracts executed and to be wholly performed within the State of Delaware and without regard to its conflicts of laws principles.

B. Non-Uniform Determinations. The Committee’s determinations with respect to Awards granted under the Plan need not be uniform and may be made by it selectively among Persons who receive or are eligible to receive Awards (whether or not such Persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform determinations and selective Award Agreements as to the Persons to receive Awards under the Plan and the terms and provisions of any Awards granted under the Plan.

C. Freedom of Action. Nothing contained in the Plan or any Award Agreement shall be construed to prevent the Company, its Subsidiaries or its Affiliates, or any of the holders of Shares or other equity interests of the Company or any Subsidiary from taking any corporate action, including but not limited to, any recapitalization, reorganization, merger, consolidation, dissolution, issuance, transfer or sale, which is deemed by the Company, its Subsidiaries, its Affiliates, or such holders to be appropriate or in its or their best interest, whether or not such action would have an adverse effect on the Plan or any Awards thereunder.

D.   Nontransferability. No Awards may be transferred, assigned, pledged or hypothecated by any Participant during the Participant’s lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process, except with respect to vested Awards that are unpaid by will or the laws of descent and distribution.

E. Withholding Requirements. All payments required to be paid hereunder shall be subject to any federal, state, local or foreign withholding tax obligations or other deductions that may arise in connection with any Awards granted under the Plan.

F.   Notices. All notices, requests, demands and other communications under the Plan or any Award Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally (in which case, it will be effective upon delivery), (ii) sent by confirmed facsimile or electronic mail (in which case, it will be effective upon receipt of confirmation of good transmission), (iii) sent by overnight courier service (in which case, it will be effective on the Business Day immediately following the date deposited with such courier service), or (iv) mailed by certified or registered mail, return receipt requested, with postage prepaid (in which case, it will be effective upon receipt of confirmation of receipt of delivery), to the parties hereto at the addresses listed below (or at such other address for a party hereto as shall be specified by like notice). All notices shall be addressed (i) to a Participant at such Participant’s address as set forth in the books and records of the Company Group or (ii) to the Company, the Board or the Committee at the principal office of the Company clearly marked “Attention: PhenixFIN Board and Compensation Committee”.

G.   No Right to Service. Nothing in the Plan or in any Award Agreement shall confer upon any Participant any right to continue in the employment or service with the Company Group or otherwise restrict in any way the rights which the Company Group may have to terminate such employment or service at any time and for any reason.

H.   Unfunded Plan. The Plan is intended to be an unfunded and unsecured obligation of the Company. All amounts which may become payable under the Plan remain general obligations of the Company and all payments shall be made from the general assets of the Company. The payment of any amount is not secured by any specific assets of the Company.

I.   No Effect on Benefits. Awards and payments under the Plan shall constitute special discretionary incentive payments to the Participants and shall not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company Group or under any agreement with a Participant, unless the Company Group or such other plan or agreement specifically provides otherwise.

J. Severability. The provisions of the Plan shall be deemed severable and the invalidity or unenforceability of any provisions of the Plan shall not affect the validity or enforceability of the other provisions hereof. If any provision of the Plan, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of the Plan and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

K.   Survival of Terms; Conflicts. The provisions of this Plan shall survive the termination of this Plan to the extent consistent with, or necessary to carry out, the purposes thereof. To the extent of any conflict between the Plan and any Award Agreement, the Plan shall control; provided however, that any Award Agreement may impose greater restrictions or grant lesser rights than the Plan.

L. Successors and Assigns. The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

M. Section 409A Compliance. It is the intention of the Company that all payments under this Plan and any Award Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Code and the rules and regulations thereunder, to the extent applicable. Any ambiguity in this Plan, any Award Agreement or any Award shall be interpreted to comply with the foregoing. To the extent that the Plan, Award Agreements and/or the Awards are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award Agreements, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan, any Award Agreements and/or any Awards from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Awards, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any such regulations or other guidance that may be issued after the date of the grant. The Company shall have no liability to any Participant or otherwise if the Plan, any Award Agreement or any grant, vesting or payment of any Awards hereunder is subject to the additional tax and penalties under Section 409A of the Code.